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PG&E GAS TRANSMISSION, NORTHWEST CORPORATION
SEC FILING - FORM 10-K - Year End 1999
EXHIBIT 12 - RATIO OF EARNINGS TO FIXED CHARGES

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Ratio of earnings to Fixed Charges                      1999        1998        1997        1996      1995
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
Earnings
     Income from Continuing Operations                 $ 61.5      $ 60.3      $ 42.1      $ 43.5    $ 51.6
Adjustments:
     Income taxes                                        37.6        35.7        24.8        28.8      31.3
     Fixed charges (as below)                            42.8        44.1        46.7        46.3      48.2
                                                    --------------------------------------------------------
            Total adjusted earnings                    $141.9      $140.1      $113.6      $118.6    $131.1
                                                    ========================================================

Fixed charges: (a)
     Net interest expense                              $ 41.7      $ 43.0      $ 46.0      $ 45.7    $ 46.3
Adjustments:
     Interest component of rents                          0.0         0.1         0.4         0.3       0.7
     AFUDC debt                                           1.1         1.0         0.3         0.3       1.2
                                                    --------------------------------------------------------
            Total fixed charges                        $ 42.8      $ 44.1      $ 46.7      $ 46.3    $ 48.2
                                                    ========================================================

Ratio of earnings to fixed charges                        3.3%        3.2%        2.4%        2.6%      2.7%
                                                    ========================================================
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